Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 3rd QUARTER 2018 RESULTS

New York, USA – October 25, 2018 – Nielsen Holdings plc (NYSE: NLSN) today announced its third quarter 2018 results. Revenues were $1,600 million for the third quarter of 2018, down 2.5%, or 0.6% on a constant currency basis, compared to the third quarter of 2017. Net income per share on a diluted basis was $0.27 per share, compared to $0.41 per share in the third quarter of 2017. Cash flow from operations decreased to $387 million for the third quarter of 2018, from $538 million in the third quarter of 2017. Free cash flow for the third quarter of 2018 decreased to $266 million, compared to $425 million in the third quarter of 2017.

“The third quarter revenue and earnings are consistent with our updated 2018 guidance despite a number of near-term challenges in our markets. We have a number of key initiatives and actions that we are pursuing to improve our future outlook,” said Jim Attwood, Executive Chairman of the Board. “Together with the Board of Directors, we are aligned on a set of operational priorities to drive the business forward. In addition, the Board of Directors, with the assistance of our advisors and management team, is focused on the expanded strategic review that we announced in September, which includes a broad review of strategic alternatives for Nielsen and its businesses.”

Revenues within the Watch segment for the third quarter of 2018 increased 0.8% to $845 million, or 1.4% on a constant currency basis, compared to the third quarter of 2017. Audience Measurement of Video and Text revenues increased 4.7%, or 5.2% on a constant currency basis, due to continued client adoption of our Total Audience Measurement system and our ongoing investments, including Gracenote. Marketing Effectiveness revenues decreased 10.1% on both a reported and constant currency basis, primarily driven by pressure on our clients and partners from changes to consumer data privacy protocols. Audio revenues decreased 1.6% on both a reported and constant currency basis.

Revenues within the Buy segment for the third quarter of 2018 decreased 6.0% to $755 million, or 2.7% on a constant currency basis, compared to the third quarter of 2017. Buy Developed Markets revenues decreased 2.0%, or 0.8% on a constant currency basis, primarily driven by continued pressure in the fast moving consumer goods industry in the U.S. Buy Emerging Markets revenues decreased 9.4%, or 2.5% on a constant currency basis, primarily driven by pressure on multinational client spend and continued softness in China.

Net income for the third quarter of 2018 decreased 34.2% to $96 million, or 31.4% on a constant currency basis, compared to $146 million in the third quarter of 2017, as a result of softer revenues, higher restructuring charges, retailer investments, and other growth initiatives. Net income per share on a diluted basis was $0.27 per share, compared to $0.41 per share in the third quarter of 2017.

Adjusted EBITDA for the third quarter of 2018 decreased 9.2% to $471 million, or 7.5% on a constant currency basis, compared to the third quarter of 2017. Adjusted EBITDA margins contracted 219 basis points on both a reported and constant currency basis to 29.4%, due to softer revenues and continued investments in our Buy and Watch segments, partly offset by productivity initiatives.

Dave Anderson, Chief Financial Officer, commented, “In the third quarter, we continued to drive adoption of Total Audience Measurement. In Buy, we saw a continuation of challenging end market trends. The leadership team remains focused on executing key growth initiatives to drive improved results. We are also making good progress on efficiency initiatives which are generating increased net productivity in 2018. Importantly, we are reiterating our 2018 guidance for revenue, adjusted EBITDA, and GAAP EPS. However, we are lowering our 2018 free cash flow guidance from $550 to $575 million to $450 to $500 million due to continued working capital headwinds.”

Financial Position

As of September 30, 2018, Nielsen’s cash and cash equivalents were $446 million and gross debt was $8,611 million. Net debt (gross debt less cash and cash equivalents) was $8,165 million and Nielsen’s net debt leverage ratio was 4.21x at the end of the quarter. Net capital expenditures were $121 million for the third quarter of 2018, compared to $113 million for the third quarter of 2017. Cash taxes were $35 million for the third quarter of 2018, compared to $53 million for the third quarter of 2017.

Cash flow from operations decreased to $387 million for the third quarter of 2018, from $538 million in the third quarter of 2017. Free cash flow for the third quarter of 2018 decreased to $266 million, compared to $425 million in the third quarter of 2017. Cash flow performance was driven by lower net income, working capital pressure, and higher cash restructuring.

Capital Allocation

The company repurchased $10 million of its common stock during the third quarter of 2018. The company had a total of $228 million remaining for repurchase under the existing share repurchase program as of September 30, 2018.

On October 18, 2018, our Board of Directors declared a quarterly cash dividend of $0.35 per share of Nielsen’s common stock. The dividend is payable on December 5, 2018 to stockholders of record at the close of business on November 21, 2018.

Strategic Review

Nielsen's Board of Directors is conducting a broad review of strategic alternatives for the company and its businesses. The strategic review, undertaken after consultation with management and the company's financial and legal advisors, is being led by Jim Attwood. The company has engaged J.P. Morgan Securities LLC and Guggenheim Securities LLC as financial advisors, and Wachtell, Lipton, Rosen & Katz as legal counsel in connection with the review. Nielsen will provide updates when it determines further disclosure is appropriate.

2018 Full Year Guidance

The company reiterates its full year revenue, adjusted EBITDA and GAAP net income per share guidance and is updating free cash flow as highlighted below:

	Previous Guidance	Current Guidance
Total revenue growth (constant currency basis)	~(1)%	~(1)%
Adjusted EBITDA margin growth (constant currency basis)	~(230)bps	~(230)bps
GAAP net income per share	$0.95 - $1.00	$0.95 - $1.00
Free cash flow	$550M - $575M	$450M - $500M

Conference Call and Webcast

Nielsen will hold a conference call to discuss its third quarter 2018 results at 8:00 a.m. U.S. Eastern Time (ET) on October 25, 2018. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-833-236-2755. Callers outside the U.S. can dial +1-647-689-4180. The passcode for the call is “4388573.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those pertaining to the review of strategic alternatives for Nielsen and its businesses, those set forth under “2018 Full Year Guidance” above as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Such risks and uncertainties include, but are not limited to: our review of strategic alternatives; technological changes; consolidation in the industries in which our clients operate; changes in client procurement strategies; adverse market conditions; our substantial indebtedness; our requirement to have  a significant amount of cash as well as continued access to the capital markets; exposure to risk of increased interest rates; our ability to recruit sample participants; data protection laws and self-regulatory codes, including the European Union’s General Data Protection Regulation,  may restrict our activities, decrease our revenues and increase our costs; cybersecurity and protection of confidential information; breach of security measures and unauthorized access to proprietary information; protection of our intellectual property rights; third parties may claim that we are infringing on their intellectual property; exchange rate fluctuations; international operations; criticism of our audience measurement service by various industry groups; loss of one or more of our largest clients; our reliance on third parties to provide certain data and services; our reliance on third parties for the performance of a significant portion of our worldwide information technology and operations functions; long-term disruptions in the mail, telecommunications infrastructure and/or air service; hardware and software failures, delays in the operations of our data gathering procedures, our computer and communication systems or the failure to implement system enhancements; presence of our Global Technology and Information Center at a single location in Florida; changes in tax laws; increasing competition; antitrust litigation or government investigation which may result in an award of money damages or force us to change the way we do business; our ability to manage ongoing organizational changes; our ability to attract, retain and engage employees; losses due to goodwill impairment charges; our reliance on acquisitions, joint ventures and other alliances to grow our business and expand technology and failure to complete or integrate acquisitions into our existing operations or successfully develop and maintain joint ventures and other alliances; U.S. and non-U.S. pension plans; ineffective internal controls; future legislation, regulatory reform or policy changes under the current U.S. administration; inadvertent use of certain open source software; if our clients experience financial distress or seek to change or delay payment terms; failure to meet the financial performance guidance or other forward-looking statements; design defects, errors, failures or delays.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see Nielsen’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what’s happening now, what’s happening next, and how to best act on this knowledge. For more than 90 years Nielsen has provided data and analytics based on scientific rigor and innovation, continually developing new ways to answer the most important questions facing the media, advertising, retail and fast-moving consumer goods industries. An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Nine Months Ended September 30, 2018 and 2017)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2018	2017	2018	2017
Revenues	$1,600	$1,641	$4,857	$4,811
Cost of revenues	681	692	2,098	2,031
Selling, general and administrative expenses	464	448	1,451	1,395
Depreciation and amortization (1)	175	160	504	477
Restructuring charges	19	7	108	48
Operating income	261	334	696	860
Interest income	2	1	6	3
Interest expense	(99)	(95)	(295)	(277)
Foreign currency exchange transaction losses, net	(8)	-	(12)	(9)
Other income/(expense), net	1	2	(3)	5
Income from continuing operations before income taxes and equity in net loss of affiliates	157	242	392	582
Provision for income taxes	(59)	(92)	(142)	(226)
Equity in net loss of affiliates	-	-	(1)	-
Net income	98	150	249	356
Net income attributable to noncontrolling interests	2	4	9	8
Net income attributable to Nielsen stockholders	$96	$146	$240	$348
Net income per share of common stock, basic
Net income attributable to Nielsen stockholders	$0.27	$0.41	$0.67	$0.98
Net income per share of common stock, diluted
Net income attributable to Nielsen stockholders	$0.27	$0.41	$0.67	$0.97
Weighted-average shares of common stock outstanding, basic	354,993,315	356,426,891	355,737,081	356,881,905
Dilutive shares of common stock	568,389	1,265,224	661,438	1,391,915
Weighted-average shares of common stock outstanding, diluted	355,561,704	357,692,115	356,398,519	358,273,820

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $55 million and $167 million, respectively, for the three and nine months ended September 30, 2018 and $54 million and $164 million, respectively, for the three and nine months ended September 30, 2017.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and nine months ended September 30, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2018 Reported	Three Months Ended September 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended September 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency

Revenues by segment
Developed Markets	$481	$491	(2.0)%	$485	(0.8)%
Emerging Markets	269	$297	(9.4)%	$276	(2.5)%
Core Buy	$750	$788	(4.8)%	$761	(1.4)%
Corporate	5	15	(66.7)%	15	(66.7)%
Buy	$755	$803	(6.0)%	$776	(2.7)%

Audience Measurement (Video and Text)	$607	$580	4.7%	$577	5.2%
Audio	125	127	(1.6)%	127	(1.6)%
Marketing Effectiveness	80	89	(10.1)%	89	(10.1)%
Core Watch	$812	$796	2.0%	$793	2.4%
Corporate/Other Watch	33	42	(21.4)%	40	(17.5)%
Watch	$845	$838	0.8%	$833	1.4%
Total Core Buy and Watch	$1,562	$1,584	(1.4)%	$1,554	0.5%
Total	$1,600	$1,641	(2.5)%	$1,609	(0.6)%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2018 Reported	Nine Months Ended September 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Nine Months Ended September 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency

Revenues by segment
Developed Markets	$1,440	$1,472	(2.2)%	$1,506	(4.4)%
Emerging Markets	856	860	(0.5)%	845	1.3%
Core Buy	$2,296	$2,332	(1.5)%	$2,351	(2.3)%
Corporate	24	51	(52.9)%	52	(53.8)%
Buy	$2,320	$2,383	(2.6)%	$2,403	(3.5)%

Audience Measurement (Video and Text)	$1,815	$1,682	7.9%	$1,690	7.4%
Audio	369	370	(0.3)%	370	(0.3)%
Marketing Effectiveness	250	237	5.5%	239	4.6%
Core Watch	$2,434	$2,289	6.3%	$2,299	5.9%
Corporate/Other Watch	103	139	(25.9)%	138	(25.4)%
Watch	$2,537	$2,428	4.5%	$2,437	4.1%
Total Core Buy and Watch	$4,730	$4,621	2.4%	$4,650	1.7%
Total	$4,857	$4,811	1.0%	$4,840	0.4%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and nine months ended September 30, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended September 30, 2018 Reported	Three Months Ended September 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended September 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Net Income attributable to Nielsen Stockholders	$96	$146	(34.2)%	$140	(31.4)%

Adjusted EBITDA	$471	$519	(9.2)%	$509	(7.5)%

(IN MILLIONS) (UNAUDITED)	Nine Months Ended September 30, 2018 Reported	Nine Months Ended September 30, 2017 Reported	% Variance 2018 vs. 2017 Reported	Nine Months Ended September 30, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Net Income attributable to Nielsen Stockholders	$240	$348	(31.0)%	$345	(30.4)%

Adjusted EBITDA	$1,362	$1,448	(5.9)%	$1,445	(5.7)%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges : We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Stock-based compensation expense : We exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net : We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items : To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2018	2017	2018	2017
Net income attributable to Nielsen stockholders	$96	$146	$240	$348
Interest expense, net	97	94	289	274
Provision for income taxes	59	92	142	226
Depreciation and amortization	175	160	504	477
EBITDA	427	492	1,175	1,325
Equity in net loss of affiliates	-	-	1	-
Other non-operating expense, net	9	2	24	12
Restructuring charges	19	7	108	48
Stock-based compensation expense	1	8	21	35
Other items (a)	15	10	33	28
Adjusted EBITDA	$471	$519	$1,362	$1,448
(a)	For the three and nine months ended September 30, 2018 and 2017, other items primarily consists of business optimization costs and transaction related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchases of our common stock, voluntary repayment of our debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The below table presents reconciliations from net cash provided by operating activities to free cash flow:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2018	2017	2018	2017
Net cash provided by operating activities	$387	$538	$512	$804
Less: Capital expenditures, net	(121)	(113)	(367)	(291)
Free cash flow	$266	$425	$145	$513

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2018 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of September 30, 2018	$8,611
Less: cash and cash equivalents as of September 30, 2018	(446)
Net debt as of September 30, 2018	$8,165

Adjusted EBITDA for the year ended December 31, 2017	$2,024
Less: Adjusted EBITDA for the nine months ended September 30, 2017	(1,448)
Add: Adjusted EBITDA for the nine months ended September 30, 2018	1,362
Adjusted EBITDA for the twelve months ended September 30, 2018	$1,938

Net debt leverage ratio as of September 30, 2018	4.21x

2018 Guidance Non-GAAP Reconciliations

The below table presents the reconciliation from net income to Adjusted EBITDA for our 2018 guidance:

(IN MILLIONS)
Net income	$340 - 360
Interest expense, net	385 - 395
Provision for income taxes	170 - 195
Depreciation and amortization	650 - 670
Restructuring charges	135 - 145
Stock-based compensation expense and other	100 - 120
Adjusted EBITDA	$1,820 – 1,840

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for our 2018 guidance:

(IN MILLIONS)	2018 Guidance		% Variance Constant Currency	2017 Revenue Constant Currency
Total Revenue	$	~6,490	~(1)%	$6,555

The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2018 guidance:

(IN MILLIONS)	Previous Guidance	Current Guidance
Net cash provided by operating activities	$1,075 - 1,100	$975 - 1,025
Less: Capital expenditures, net	~(525)	~(525)
Free cash flow	$550 – 575	$450 – 500